    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10, 2001

                                                    REGISTRATION NO. 333-  -
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                         METROMEDIA FIBER NETWORK, INC.

             (Exact name of Registrant as specified in its charter)

                         DELAWARE                                                    11-3168327
              (State or other jurisdiction of                                     (I.R.S. Employer
              incorporation or organization)                                   Identification Number)

                         ------------------------------

                  C/O METROMEDIA FIBER NETWORK SERVICES, INC.
                              360 HAMILTON AVENUE
                          WHITE PLAINS, NEW YORK 10601
                                 (914) 421-6700

              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                         ------------------------------

                              ROBERT SOKOTA, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                         METROMEDIA FIBER NETWORK, INC.
                             C/O METROMEDIA COMPANY
                              ONE MEADOWLAND PLAZA
                       EAST RUTHERFORD, NEW JERSEY 07073

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                With copies to:

                             DOUGLAS A. CIFU, ESQ.
                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                          1285 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10019-6064
                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM      PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                AMOUNT TO BE        AGGREGATE PRICE          AGGREGATE             AMOUNT OF
       SECURITIES TO BE REGISTERED              REGISTERED             PER UNIT           OFFERING PRICE     REGISTRATION FEE(1)
Class A Common Stock, par value $.01 per
  share..................................   990,241,383(2)(3)         $0.675(2)          $668,412,934(4)         $167,150(5)
Warrants to purchase shares of Class A
  Common Stock...........................      335,546,952             N/A (1)               N/A (1)               N/A (1)

(1) In accordance with Rule 457(g) under the Securities Act, no separate registration fee is payable in respect of the warrants to purchase class A common stock.

(2) Includes the shares of class A common stock issuable upon exercise of the warrants.

(3) Pursuant to Rule 416 under the Securities Act, there also are being registered such indeterminate number of additional shares of class A common stock as may become issuable from time to time pursuant to the anti-dilution and other adjustment provisions of the warrants.

(4) Pursuant to Rule 457(c) under the Securities Act, the offering price and registration fee are computed using $0.675, the average of the high and low prices of the class A common stock as reported by The Nasdaq Stock Market's National Market on October 5, 2001.

(5) Estimated solely for the purpose of calculating the registration fee under Rule 457(g) of the Securities Act.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED OCTOBER 10, 2001

P R O S P E C T U S
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                     [LOGO]
                                 --------------

                   990,241,383 SHARES OF CLASS A COMMON STOCK
        WARRANTS TO PURCHASE 335,546,952 SHARES OF CLASS A COMMON STOCK

    This prospectus relates to the resale of up to an aggregate of 990,241,383 shares of class A common stock and warrants to purchase 335,546,952 shares of class A common stock of Metromedia Fiber Network, Inc. by the selling stockholders and selling warrant holders listed in this prospectus. The selling stockholders and selling warrant holders acquired shares of our class A common stock, warrants to purchase shares of our class A common stock and notes convertible into shares of our class A common stock in private placements that were completed in October 2001. These shares of our class A common stock offered in the offering are the shares so acquired and the shares underlying these warrants and notes.

    The selling stockholders and selling warrant holders may sell their class A common stock and warrants from time to time following the effective date of the registration statement.

    We will not receive any proceeds from the sale of our class A common stock by the selling stockholders or the sale of our warrants by the selling warrant holders. However, we may receive cash consideration in connection with the exercise of the warrants held by the selling stockholders.

    The warrants may be exercised to purchase shares of our class A common stock at a price of $0.53875 per share. Warrants to purchase 250,768,436 shares are
exercisable until             , 2006, and warrants to purchase 84,778,516 shares
are exercisable until             , 2011. Unless exercised, the warrants will
expire on their respective expiration dates.

    Our class A common stock is quoted on The Nasdaq National Market under the symbol "MFNX." On October 5, 2001, the closing sale price of our class A common stock on The Nasdaq National Market was $0.67.

    INVESTING IN OUR CLASS A COMMON STOCK AND OUR WARRANTS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THIS PROSPECTUS.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is       , 2001.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
RISK FACTORS................................................      1

BUSINESS....................................................     14

USE OF PROCEEDS.............................................     15

DESCRIPTION OF THE SECURITIES...............................     16

U.S. FEDERAL INCOME TAX CONSIDERATIONS......................     17

SELLING SECURITY HOLDERS....................................     19

PLAN OF DISTRIBUTION........................................     23

LEGAL MATTERS...............................................     24

EXPERTS.....................................................     24

WHERE YOU CAN FIND MORE INFORMATION.........................     24

INCORPORATION OF DOCUMENTS BY REFERENCE.....................     25

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                            ------------------------

    In this prospectus, "we," "us," "our" and "Metromedia Fiber Network" refer to Metromedia Fiber Network, Inc. and its subsidiaries.

                            ------------------------

                                  RISK FACTORS

    AN INVESTMENT IN OUR CLASS A COMMON STOCK AND OUR WARRANTS INVOLVES VARIOUS RISKS. YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING THE INFORMATION SET FORTH IN "RECENT DEVELOPMENTS," AND IN THE DOCUMENTS INCORPORATED IN THIS PROSPECTUS BY REFERENCE. IN PARTICULAR, YOU SHOULD REVIEW OUR AUDITED CONSOLIDATED FINANCIAL STATEMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS BEFORE MAKING AN INVESTMENT IN OUR CLASS A COMMON STOCK AND OUR WARRANTS OFFERED BY THIS PROSPECTUS.

                         RISKS RELATING TO OUR BUSINESS

WE HAVE A LIMITED HISTORY OF OPERATIONS

    You have limited historical financial information upon which to base your evaluation of our performance. We were formed in April 1993 and have a limited operating history. We currently have a relatively limited number of customers and are still in the process of building many of our networks. Accordingly, you must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development.

WE HAVE INCURRED SIGNIFICANT NET LOSSES IN CONNECTION WITH THE CONSTRUCTION OF OUR NETWORK AND THERE CAN BE NO ASSURANCE THAT WE WILL GENERATE NET INCOME OR THAT WE WILL SUSTAIN POSITIVE CASH FLOW IN THE FUTURE

    We have incurred and expect to continue incurring losses while we concentrate on the development and construction of our networks and until our networks have established an adequate revenue-generating customer base. We had a net loss of $353.5 million for the six months ended June 30, 2001, versus a net loss of $177.2 million for the comparable period of 2000. For the six months ended June 30, 2001, basic net loss per share was $0.60, versus basic net loss per share of $0.33 for the six months ended June 30, 2000.

    In addition, our acquisition of SiteSmith, Inc. is expected to increase net losses of the combined entity because SiteSmith is a start-up business. The combined entity also expects to incur losses during the initial startup phases of any services that it may provide.

    We anticipate that we will continue to incur net operating losses as we expand and complete our existing networks, construct additional networks, market our services to an expanding customer base and incur operating expenses related to the SiteSmith business. We anticipate spending approximately $3.4 billion through the year ending December 31, 2001 on the expansion of our fiber optic networks and internet service exchanges. Of this amount, we have incurred approximately $3.1 billion on the expansion through June 30, 2001.

    Although, pursuant to our business plan, we anticipate reaching positive EBITDA early in 2002, we cannot assure you that we will succeed in establishing the adequate revenue base or that our services will generate the results required to achieve this goal. Continued negative EBITDA may prevent us from pursuing our strategies for growth and could cause us to be unable to meet our debt service obligations, capital expenditure requirements or working capital needs.

    EBITDA consists of earnings (loss) before income taxes plus all net interest expense, depreciation and amortization expense and losses from joint ventures. Although EBITDA is not a measure of financial performance under generally accepted accounting principles, it is a widely used financial measure of the potential capacity of a company to incur and service debt. We also believe that this calculation provides relevant and useful information for evaluating our performance. However, EBITDA should not be considered as an alternative to measures of operating performance as determined by generally accepted accounting principles. As it is not calculated identically by all companies, our reported EBITDA may not be comparable to similarly titled measures used by other companies. In addition, there may be significant factors or trends that period to period EBITDA comparisons fail to compare.

WE COULD EXPERIENCE ADVERSE EFFECTS AS A RESULT OF RECENT OR FUTURE TERRORIST ATTACKS OR THE "WAR" ON TERRORISM

    While we did not lose significant facilities in the September 11, 2001 attacks on the World Trade Center and the Pentagon, we did have customers in and fiber connections to buildings in the World Trade Center. We could experience losses in revenue as a result of the inability of these customers to use our network. Moreover, to the extent that these attacks materially adversely affect the economy of the U.S. or of the New York area, they could adversely affect our future operations. Further, we cannot predict the nature of any future terrorist attacks in the United States or Europe, which governments in those jurisdictions have warned are likely to occur, or the effect of the current "war" on terrorism, and therefore we cannot assure you that we will not experience a material adverse effect as a result of terrorist attacks or the war on terrorism.

WE HAVE SUBSTANTIAL DEBT AND HAVE RECENTLY INCURRED ADDITIONAL DEBT, WHICH MAY LIMIT OUR ABILITY TO BORROW, RESTRICT THE USE OF OUR CASH FLOWS AND CONSTRAIN OUR BUSINESS STRATEGY, AND WE MAY NOT BE ABLE TO MEET OUR DEBT OBLIGATIONS

    We have substantial debt and debt service requirements. Following the completion of our recent financing transactions, as of October 2, 2001, we have total debt of approximately $3.4 billion. Our substantial debt has important consequences, including:

    - our ability to borrow additional amounts for working capital, capital expenditures or other purposes is limited,

    - a substantial portion of our cash flow from operations is required to make debt service payments, and

    - our leverage could limit our ability to capitalize on significant business opportunities and our flexibility to react to changes in general economic conditions, competitive pressures and adverse changes in government regulation.

    Prior to receiving additional financing on October 1, 2001, we had announced that in the event that we failed to receive this financing, we would be required to seek protection under the bankruptcy laws. Although we obtained this additional financing, we cannot assure you that our cash flow and capital resources will be sufficient to repay our existing indebtedness and any indebtedness we may incur in the future, or that we will be successful in obtaining alternative financing. In the event that we are unable to repay our debts, we may be forced to reduce or delay the completion or expansion of our networks, sell some of our assets, obtain additional equity capital or refinance or restructure our debt. If we are unable to meet our debt service obligations or comply with our covenants, a default under our debt agreements would result. To avoid a default, we may need waivers from third parties, which might not be granted. In the event that we are unsuccessful in obtaining these waivers, we may need to seek protection under the bankruptcy laws.

THE CONCERNS OF OUR CUSTOMERS REGARDING OUR LONG TERM FINANCIAL STATUS MAY DISCOURAGE SOME OF THEM FROM PURCHASING SERVICES FROM US

    Customers purchasing dark fiber, co-location, internet connectivity and managed services often require a high degree of reliability and long term stability from their vendors because significant portions of their business may rely upon these services. To the extent that our customers believe that we may not remain financially viable in the long run, they may choose not to purchase services from us. These perceptions, if widespread, could materially adversely our future operations.

SOME OF OUR CUSTOMERS HAVE HAD FINANCIAL DIFFICULTIES AND HAVE FILED FOR BANKRUPTCY PROTECTION

    We have contracts with telecommunications providers that have filed for relief from creditors under the Bankruptcy Code, including WinStar Communications and PSI Net. As a result, there is a significant doubt that the unperformed portions of some of the contracts with these customers will be fulfilled. In bankruptcy, the debtor, or trustee, as the case may be, enjoys the power to, among other things, reject executory contracts--meaning contracts under which there is some measure of performance remaining other than simply the payment of money. Were a bankruptcy court to determine that any of our contracts constituted executory contracts, the contract could be rejected, in which case we would receive an unsecured claim for damages against the debtor instead of the benefits of all of the payments under the contract.

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS STRATEGY BECAUSE WE DEPEND ON FACTORS BEYOND OUR CONTROL, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

    Our future largely depends on our ability to implement our business strategy and proposed expansion in order to create new business and revenue opportunities. Our results of operations will be adversely affected if we cannot fully implement our business strategy. Successful implementation depends on numerous factors beyond our control, including economic, competitive and other conditions and uncertainties, the ability to obtain licenses, permits, franchises and rights-of-way on reasonable terms and conditions and the ability to hire and retain qualified management personnel.

WE CANNOT ASSURE YOU THAT WE WILL SUCCESSFULLY COMPLETE THE CONSTRUCTION OF OUR NETWORKS

    The construction of future networks and the completion of internet service exchange facilities entail significant risks, including management's ability to effectively control and manage these projects, shortages of materials or skilled labor, unforeseen engineering, environmental or other regulatory or geological problems, work stoppages, weather interference, floods and unanticipated cost increases. The failure to obtain necessary licenses, permits and authorizations could prevent or delay the completion of construction of all or part of our networks or increase completion costs. Further, restrictive covenants in our financing agreement with Citibank may limit the types of agreements into which we can enter thereby limiting some of our options relating to building out our network. In addition, our establishment and maintenance of interconnections with other network providers at various public and private points, often referred to as "peering arrangements," is necessary for us to provide cost efficient co-location and internet connectivity services. We cannot assure you that we will not exceed the budgeted costs of our current and future projects or that these projects will commence operations within the contemplated schedules, if at all.

COVENANTS IN OUR FINANCING AGREEMENTS AND CREDIT ISSUES MAY LIMIT OUR USE OF SOME VENDORS AND CONTRACTORS

    Covenants in our senior secured notes limit our ability to provide vendors and contractors with security interests in our property to secure payment by us. In addition, our past payment practices and credit problems in the telecommunications market generally may limit the number and types of vendors that are willing to extend us normal trade credit terms on the sale of goods and services. As a result, in some instances we may face significant problems getting our vendors and contractors to provide us with products and services without our making full or partial up front payments. To the extent we are unable to obtain normal trade credit terms from vendors and contractors, it could materially adversely affect our future operations.

OUR FIBER OPTIC NETWORK AND INTERNET SERVICE EXCHANGE FACILITIES ARE VULNERABLE TO PHYSICAL DAMAGE, CATASTROPHIC OUTAGES, POWER LOSS AND OTHER DISRUPTIONS BEYOND OUR CONTROL, AND THE OCCURRENCE OF ANY OF THESE FAILURES COULD RESULT IN IMMEDIATE LOSS OF REVENUE, PAYMENT OF OUTAGE CREDITS TO OUR CUSTOMERS AND, MORE IMPORTANTLY, THE LOSS OF OUR CUSTOMERS' CONFIDENCE AND OUR BUSINESS REPUTATION

    Our success in marketing our services to our customers requires that we provide high reliability, high bandwidth and a secure network. Our network, facilities and the infrastructure upon which we depend are subject to physical damage, power loss, capacity limitations, software defects, breaches of security and other disruptions beyond our control that may cause interruptions in service or reduced capacity for customers. Our agreements with our customers typically provide for the payment of outage related credits (a predetermined reduction or offset against our lease rate when a customer's leased facility is non-operational and/or otherwise does not meet certain operating parameters) or damages in the event of a disruption in service. These credits or damages could be substantial and could significantly decrease our net revenue. Significant or lengthy outages would also undermine our customers' confidence in our fiber optic network and injure our business reputation.

THE TERMINATION OF OUR LICENSE AGREEMENT WITH METROMEDIA COMPANY COULD ADVERSELY AFFECT US

    We are a party to a license agreement with Metromedia Company, pursuant to which Metromedia Company has granted us a nonexclusive, nontransferable, nonassignable right and license, without the right to grant sublicenses, to use the trade name, trademark and corporate name Metromedia in the United States and worldwide, royalty-free for a term of ten years. Because of the recognition that we derive from using the name Metromedia, our business could be adversely affected in the event that Metromedia Company terminates the license agreement.

    The license agreement with Metromedia Company can be terminated by Metromedia Company upon one month's prior written notice in the event that Metromedia Company or its affiliates own less than 20% of our common stock, a change in control of Metromedia Fiber Network occurs or any of the stock or all or substantially all of the assets of any of our subsidiaries are sold or transferred, in which case, the license agreement with Metromedia Company will terminate with respect to the applicable subsidiary. (Metromedia Company and its affiliates currently own less than 20% of our common stock, but Metromedia Company has indicated that it does not intend to terminate the license agreement.) In addition, Metromedia Company has the right to terminate the license agreement in its entirety immediately upon written notice to us if, in Metromedia Company's sole judgment, our continued use of Metromedia as a trade name would jeopardize or be detrimental to the goodwill and reputation of Metromedia Company.

WE CANNOT ASSURE YOU THAT A MARKET FOR OUR CURRENT OR FUTURE SERVICES WILL
DEVELOP

    The practice of leasing dark fiber, which is fiber optic cable without any of the electronic or optronic equipment necessary to use the fiber for transmission, is not widespread and we cannot assure you that the market will develop or that we will be able to enter into contracts, comply with the terms of these contracts or maintain relationships with communications carriers and corporate and government customers. We also cannot assure you that these contracts or relationships will be on economically favorable terms or that communications carriers and corporate and government customers will not choose to compete against, rather than cooperate with us. If we are unable to enter into contracts, comply with the terms of the contracts we enter into or maintain relationships with these customers, our operations would be materially and adversely affected. We cannot predict whether providing services to governments will evolve into a significant market because governments usually already control existing rights-of-way and often build their own communications infrastructure. If we fail to obtain significant, widespread commercial and public acceptance of our networks and access to sufficient buildings our visibility in the telecommunications market could be jeopardized. We cannot assure you that we will be able to secure customers for the commercial use of our proposed networks or access to sufficient buildings in each market.

    In addition, the market for our co-location, internet connectivity and managed services is new and evolving. We cannot assure you that our co-location, internet connectivity and managed services will achieve widespread acceptance in this new market. Further, the success of our co-location, internet connectivity and managed services business depends in large part on growth in the use of the internet. The growth of the internet is highly uncertain and depends on a variety of factors.

    We are expanding further the range of services that we offer. We cannot assure you that a market will develop for any new services, that implementing these services will be technically or economically feasible, that we can successfully develop or market them or that we can operate and maintain our new services profitably.

SEVERAL OF OUR CUSTOMERS MAY TERMINATE THEIR AGREEMENTS WITH US OR INVOKE LIQUIDATED DAMAGES PROVISIONS IF WE DO NOT PERFORM BY SPECIFIED TIMES

    We currently have some contracts to supply leased fiber capacity which allow the lessee to terminate the contracts and/or provide for liquidated damages if we do not supply the stated fiber capacity by a specified time. Our ability to install and supply fiber at the times required by our contracts is dependent on a number of factors, some of which are beyond our control, including the ability of our subcontractors to perform on time and state and local regulation. Termination of any of these contracts or the invocation of liquidated damage provisions could adversely affect our operating results.

WE MAY BE UNABLE TO RAISE THE ADDITIONAL FINANCING NECESSARY TO EXPAND OUR NETWORKS, WHICH COULD ADVERSELY AFFECT OUR LONG-TERM BUSINESS STRATEGY

    As a result of covenants in our financing agreements and changing market conditions, we have reevaluated our capital expenditure program, and we expect that our planned network buildout of 67 cities in North America and Europe by 2004 will be driven by customer demand. Nevertheless, we may need significant amounts of additional capital to expand our network infrastructure, to build additional co-location facilities and to meet our long-term business strategies. Current market conditions and our existing loan covenants may significantly inhibit our ability to raise any additional debt or equity financing. If we decide to raise additional funds by incurring debt, we may become more leveraged and subject to additional or more restrictive financial covenants and ratios. In addition, if we issue equity securities or securities convertible or exchangeable into our equity securities, current stockholders may face dilution.

    Our ability to arrange financing and the cost of financing depends upon many factors, including:

    - general economic and capital markets conditions, and in particular the non-investment grade debt market;

    - conditions in the telecommunications and internet markets;

    - regulatory developments;

    - credit availability from banks or other lenders;

    - investor confidence in the telecommunications and internet industries and in our company;

    - the success of our fiber optic communications network and internet services; and

    - provisions of tax and securities laws that are conducive to raising capital.

COMPETITORS OFFER SERVICES SIMILAR TO OURS IN OUR CURRENT OR PLANNED MARKETS WHICH WOULD AFFECT OUR RESULTS OF OPERATIONS

    The telecommunications industry and the co-location and internet services business are extremely competitive, particularly with respect to price and service, which may adversely affect our results of operations. A significant increase in industry capacity or reduction in overall demand would adversely affect our ability to maintain or increase prices. In the telecommunications industry, we compete against incumbent local exchange carriers, which have historically provided local telephone services and currently dominate their local telecommunications markets, and competing carriers in the local services market. In addition to these carriers, several other potential competitors, such as facilities-based communications service providers, cable television companies, electric utilities, microwave carriers, satellite carriers, wireless telephone system operators and large end-users with private networks, are capable of offering, and in some cases offer, services similar to those offered by us. Many of our competitors have greater financial, research and development and other resources than we do.

    Some of our principal competitors already own fiber optic cables as part of their telecommunications networks. Accordingly, any of these carriers, some of which already have franchise and other agreements with local and state governments and substantially greater resources and more experience that us, could directly compete with us in the market for leasing fiber capacity, if they are willing to offer this capacity to their customers. In addition, some communications carriers and local cable companies have extensive networks in place that could be upgraded to fiber optic cable, as well as numerous personnel and substantial resources to begin construction to equip their networks. If communications carriers and local cable companies decide to equip their networks with fiber optic cable, they could become significant competitors. Our franchise and other agreements with the City of New York and other local and state governments are not exclusive. Potential competitors with greater resources and more experience than us could enter into franchise and other agreements with local and state governments and compete directly with us. Other companies may choose to compete with us in our current or planned markets, including Europe, by leasing fiber capacity, including dark fiber, to our targeted customers. This additional competition could materially and adversely affect our operations.

WE DEPEND ON A LIMITED NUMBER OF CUSTOMERS AND HAVE A LONG SALES CYCLE, AND AS A RESULT ARE MORE VULNERABLE TO CHANGING ECONOMIC CONDITIONS

    We are particularly dependent on a limited number of customers. In addition, our dark fiber, co-location, internet connectivity and managed services business has a long sales cycle. We are, therefore, more susceptible to the impact of poor economic conditions than our competitors with a more balanced mix of business.

GOVERNMENTAL REGULATION MAY LIMIT THE DEVELOPMENT OF OUR NETWORKS AND AFFECT OUR COMPETITIVE POSITION

    Existing and future government laws and regulations greatly influence how we operate our business, our business strategy and ultimately, our viability. U.S. Federal and state laws and the laws of foreign countries in which we operate directly shape the telecommunications and internet market. Consequently, regulatory requirements and changes could adversely affect our operations and also influence the market for Internet, web hosting and related services. However, we cannot predict the future regulatory framework of our business.

U.S. LAWS MAY NEGATIVELY IMPACT OUR BUSINESS AND RESULTS OF OPERATIONS BY REGULATING OUR OPERATIONS AND OUR CUSTOMERS' OPERATIONS

    U.S. Federal telecommunications law imposes legal requirements on common carriers who engage in interstate or foreign communication by wire or radio, and on telecommunications carriers. Should these regulations be applied to us, they may have a material adverse impact on our business and results of operation. If providing dark fiber facilities or related services provided by us were deemed to be a telecommunications service, then regulations, both Federal and state, applicable to telecommunications carriers might apply to us. This could subject the revenues we receive from facility leases in interstate commerce to assessment by the Federal Communications Commission Universal Service Fund and the offering of those facilities or services would be subject to common carrier regulation. In addition, several of our customers and, in the case of Verizon Communications, the parent of one of our shareholders, are local exchange carriers or long distance carriers, subject to regulation by the Federal Communications Commission. Our business may be affected by regulations applicable to these telecommunications carriers. For example, the Federal Communications Commission has recently taken steps, and may take further steps, to reduce access charges, the fees paid by long distance carriers to local exchange carriers for originating and terminating long distance calls on the incumbent local exchange carriers' local networks, and to give the local exchange carriers greater flexibility in setting these charges. While we cannot predict the precise effect reduction in access charge will have on our operations, the reduction will likely make it more attractive for long distance carriers to use local exchange carriers facilities, rather than our fiber optic telecommunications network. In addition, a recent decision by the Federal Communications Commission to require unbundling of incumbent local exchange carriers' dark fiber could decrease the demand for our dark fiber by allowing our potential customers to obtain dark fiber from incumbent local exchange carriers at cost-based rates, and thereby have an adverse effect on the results of our operations.

STATE LEGISLATION AFFECTS OUR PRICING POLICIES AND OUR COSTS

    Our offering of transmission services, which is different from dark fiber capacity, may be subject to regulation in each state to the extent that these services are offered for intrastate use, and this regulation may have an adverse effect on the results of our operations. We cannot assure you that these regulations, if any, as well as future regulatory, judicial or legislative action will not have a material adverse effect on us. In particular, state regulators have the authority to determine both the rates we will pay to incumbent local exchange carriers for certain interconnection arrangements, such as physical co-location, and the prices that incumbent local exchange carriers will be able to charge our potential customers for services and facilities that compete with our services. We will also incur costs in order to comply with regulatory requirements such as the filing of tariffs, submission of periodic financial and operational reports to regulators and payment of regulatory fees and assessments, including contributions to state universal service funds. In some jurisdictions, our pricing flexibility for intrastate services may be limited because of regulation, although our direct competitors will be subject to similar restrictions.

LOCAL GOVERNMENTS' CONTROL OVER RIGHTS-OF-WAY CAN LIMIT THE DEVELOPMENT OF OUR NETWORKS

    Local governments exercise legal authority that may have an adverse effect on our business because of our need to obtain rights-of-way for our fiber network. While local governments may not prohibit persons from providing telecommunications services nor treat telecommunication service providers in a discriminating manner, they can affect the timing and costs associated with our use of public rights-of-way. In addition, in some jurisdictions some of our competitors, especially incumbent local exchange carriers, have certain advantages by reason of having obtained approvals for operation under prior, less regulatory intensive regimes. For example, in California, certain of our competitors are allowed to undertake to a less rigorous environmental review procedure for proposed construction than we are, thereby enabling them potentially to construct new facilities more quickly than we can.

THE REGULATORY FRAMEWORK FOR OUR INTERNATIONAL OPERATIONS IS EXTENSIVE AND CONSTANTLY CHANGING, ADDING UNCERTAINTIES TO OUR PLANNED EXPANSION INTO FOREIGN COUNTRIES

    Various regulatory requirements and limitations also will influence our business as we attempt to enter international markets. Regulation of the international telecommunications industry is changing rapidly. We are unable to predict how the Federal Communications Commission and foreign regulatory bodies will resolve the various pending international policy issues and the effect of these resolutions on us. National regulations of relevant European and other foreign countries, as well as policies and regulations of the

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European Union and other foreign governments, impose separate licensing, service and other conditions on our foreign joint ventures and our international service operations, and these requirements may have a material adverse impact on us.

OUR FRANCHISES, LICENSES OR PERMITS COULD BE CANCELED OR NOT RENEWED, WHICH WOULD IMPAIR THE DEVELOPMENT OF MAJOR MARKETS FOR OUR SERVICES

    Termination or non-renewal of our franchise with The City of New York or of other rights-of-way or franchises that we use for our networks could have a material adverse effect on our business, results of operations and financial condition. We will also need to obtain additional franchises, licenses and permits for our planned intracity networks, intercity networks and international networks. We cannot assure you that we will be able to maintain on acceptable terms our existing franchises, licenses or permits or to obtain and maintain the other franchises, licenses or permits needed to implement our strategy.

PRIVACY CONCERNS, GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES INVOLVING THE INTERNET MAY SUBJECT US TO LIABILITY

    Laws and regulations that apply to the internet are becoming more prevalent. The U.S. Congress has considered internet laws regarding privacy and security relating to the collection and transmission of information over the internet, entrusting the FTC with strong enforcement power. The U.S. Congress also addressed the need for regulation on the protection of children, copyrights, trademarks, domain names, taxation and the transmission of sexually explicit material over the internet. The European Union adopted its own privacy regulations and other countries may do so in the future. Other nations have taken actions to restrict the free flow of material deemed objectionable over the internet.

    The scope of many of these laws and regulations is subject to conflicting interpretations and significant uncertainty that may take years to resolve. As a result of this uncertainty, we may be exposed to direct liability for our actions and to contributory liability for the actions of our customers.

WE MAY NOT BE ABLE TO OBTAIN AND MAINTAIN THE RIGHTS-OF-WAY AND OTHER PERMITS NECESSARY TO IMPLEMENT OUR BUSINESS STRATEGY

    We must obtain additional rights-of-way and other permits from railroads, utilities, state highway authorities, local governments and transit authorities to install conduit and fiber for the expansion of our intracity networks, intercity networks and international networks. We cannot assure you that we will be successful in obtaining and maintaining these right-of-way agreements or obtaining these agreements on acceptable terms. Some of these agreements may be short-term or revocable at will, and we cannot assure you that we will continue to have access to existing rights-of-way after they have expired or terminated. If a material group of these agreements were terminated or could not be renewed and we were forced to remove our fiber optic cable from under the streets or abandon our networks, the termination could have a material adverse effect on our operations. In addition, landowners have asserted that railroad companies and others to whom they granted easements to their properties are not entitled as a result of these easements to grant rights of way to telecommunications providers. If these disputes are resolved in the landowners' favor, we could be obligated to make substantial lease payments to these landowners for the lease of these rights of way. More specifically, our New York/New Jersey network relies upon right-of-way agreements with Verizon and its subsidiary, Empire City Subway Company (Ltd.). The current agreements may be terminated at any time without cause with three months notice. In case of termination, we may be required to remove our fiber optic cable from the conduits or poles of Verizon. This termination would have a material adverse effect on our operations.

RAPID TECHNOLOGICAL CHANGES COULD AFFECT THE CONTINUED USE OF FIBER OPTIC CABLE AND OUR RESULTS OF OPERATIONS

    The telecommunications industry is subject to rapid and significant changes in technology that could materially affect the continued use of our services, including fiber optic cable, internet connectivity and managed services. We cannot predict the effect of technological changes on our business. We also cannot assure you that technological changes in the communications industry and internet related industry will not have a material adverse effect on our operations.

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WE MAY EXPERIENCE RISKS AS A RESULT OF EXPANDING OUR NETWORKS AND OPERATIONS
INTO FOREIGN COUNTRIES, WHICH MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

    Our strategy includes expanding our services to provide fiber optic cable, developing regional internet service exchange facilities and offering internet infrastructure solutions in foreign countries. We are present in a number of countries of the European Union, Canada and Japan. These international operations are subject to a number of risks, including:

    - difficulties in staffing and managing our operations in foreign countries;

    - difficulty in maintaining effective communications due to distance, language and cultural barriers;

    - cost of adapting products and techniques to foreign countries;

    - longer sales cycles;

    - longer payment cycles;

    - problems in collecting accounts receivable;

    - fluctuations in currency exchange rates;

    - potentially adverse tax consequences;

    - slower adoption of the internet in Europe;

    - the impact of recessions in countries outside the United States;

    - trade barriers and barriers to foreign investment, especially in the telecommunications industry;

    - different levels and types of regulation specific to the telecommunications and internet industries;

    - unexpected changes in the regulatory requirements; and

    - potentially adverse consequences resulting from operating in multiple countries, each with its own laws and regulations, including tax laws and industry related regulations.

    We cannot assure you that we will be successful in overcoming these risks or any other problems arising because of expansion into Europe and other foreign countries.

WE MAY NOT BE ABLE TO SUCCESSFULLY IDENTIFY, MANAGE AND ASSIMILATE FUTURE ACQUISITIONS, INVESTMENTS AND STRATEGIC ALLIANCES, WHICH WOULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

    We have in the past, and may in the future, acquire, make investments in or enter into strategic alliances, including joint ventures in which we hold less than a majority interest, with companies that have customer bases, switching capabilities, existing networks or other assets in our current markets or in areas into which we intend to expand our networks. Any acquisitions, investments, strategic alliances or related efforts will be accompanied by risks such as:

    - the difficulty of identifying appropriate acquisition candidates;

    - the difficulty of assimilating the operations of the respective entities;

    - the potential disruption of our pre-existing business;

    - the potential inability to control joint ventures in which we hold less than a majority interest;

    - the inability of management to capitalize on the opportunities presented by acquisitions, investments, strategic alliances or related efforts;

    - the failure to successfully incorporate licensed or acquired technology and rights into our services;

    - the inability to maintain uniform standards, controls, procedures and policies; and

    - the impairment of relationships with employees and customers as a result of changes in management.

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    We cannot assure you that we will be successful in overcoming these risks or any other problems encountered with acquisitions, investments, strategic alliances or related efforts.

IN THE TELECOMMUNICATIONS INDUSTRY, CONTINUED PRICING PRESSURES FROM OUR COMPETITORS AND AN EXCESS OF NETWORK CAPACITY CONTINUE TO CAUSE PRICES FOR OUR SERVICES TO DECLINE

    We anticipate that prices for our services specifically, and transmission services in general, will continue to decline over the next several years due primarily to the following:

    - price competition as various network providers continue to install networks that might compete with our networks;

    - recent technological advances that permit substantial increases in the transmission capacity of both new and existing fiber; and

    - strategic alliances or similar transactions, such as long distance capacity purchasing alliances among regional Bell operating companies, that increase the parties' purchasing power.

OUR BUSINESS DEPENDS ON A LIMITED NUMBER OF KEY PERSONNEL THE LOSS OF WHOM COULD ADVERSELY AFFECT OUR BUSINESS

    Our business is managed by a small number of key management and operating personnel. We believe that the success of our business strategy and our ability to operate profitably depend on the continued employment of our senior management team led by Stephen A. Garofalo, our Chairman of the Board of Directors, Nicholas Tanzi, our Chief Executive Officer and Mark Spagnolo, our President and Chief Operating Officer. Our business and financial results could be materially affected if Mr. Garofalo, Mr. Tanzi, Mr. Spagnolo or other members of our senior management team became unable or unwilling to continue in their present positions.

WE MAY EXPERIENCE ADDITIONAL RISKS AS A RESULT OF OUR CO-LOCATION AND INTERNET SERVICES

    Despite our design and implementation of a variety of internet network security measures, unauthorized access, computer viruses, accidental or intentional action and other disruptions could occur. In addition, we may incur significant costs to prevent breaches in our internet security or to alleviate problems caused by those breaches.

    The law relating to the liability of online services companies and internet access providers for information carried on or disseminated through their networks is currently unsettled. It is possible that claims could be made against online services companies, co-location companies and internet access providers. We may need to implement measures to reduce our exposure to this potential liability.

SOME OF OUR LARGE STOCKHOLDERS EFFECTIVELY CONTROL OUR COMPANY AND HAVE THE POWER TO CAUSE OR PREVENT A CHANGE OF CONTROL

    Metromedia Company and one of its general partners currently own 100% of our class B common stock, which represents more than a majority of our current total voting power and which is entitled to elect 75% of the members of our board of directors. Accordingly, Metromedia Company is able to control the board of directors and all stockholder decisions and, in general, to determine the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, without the consent of other stockholders. In addition, Metromedia Company has the power to prevent or cause a change in control of our company.

    In addition, in connection with our recent financing transactions, holders of an aggregate of approximately 13% of our currently outstanding class A common stock and 100% of our class B common stock entered into an agreement with Verizon Investments Inc. under which, among other things, the stockholders agreed not to sell their shares of our class A common stock or class B common stock until

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April 1, 2003. The agreement also gave Verizon a right of first refusal to purchase any shares being sold by any of these stockholders and a right to participate pro rata based on relative share ownership in any sale of shares of class A common stock or class B common stock to a third party purchaser by any stockholder party to the agreement. We also have entered into a right of first negotiation agreement with Verizon which provides that we must notify Verizon and provide Verizon with an opportunity for a period of time to negotiate with us in the event we decide to sell the company or all or substantially all of its assets or receive a bona fide offer for a transaction of this type. The restrictions on transfer, the right of first refusal and the right of first negotiation agreement may impede the ability of a third party purchaser to acquire our company or all or substantially all of our assets.

NEGATIVE OUTCOMES IN VARIOUS LITIGATION MATTERS IN WHICH WE ARE INVOLVED COULD MATERIALLY ADVERSELY AFFECT OUR OPERATIONS

    Legal actions have been brought against us on a number of matters, including a series of class action suits relating to alleged deficiencies in our disclosure of the proposed terms of our financing from Citibank. We cannot assure you that we will prevail on any of these matters. In the event that some of these actions are ultimately successful, the resulting potential liability could materially adversely affect our operations and financial condition.

OFFICERS AND DIRECTORS OWN A SUBSTANTIAL PORTION OF OUR VOTING STOCK AND MAY HAVE CONFLICTS OF INTEREST

    Our executive officers and directors have substantial equity interests in our company. As of October 5, 2001, our directors and executive officers as a group collectively beneficially owned approximately 46% of our outstanding class A common stock and 100% of our outstanding class B common stock, including shares beneficially owned by Metromedia Company.

                        RISKS RELATING TO THIS OFFERING

WE MAY NEVER PAY DIVIDENDS ON OUR CLASS A COMMON STOCK, IN WHICH EVENT PURCHASERS' ONLY RETURN ON THEIR INVESTMENT IN OUR CLASS A COMMON STOCK, IF ANY, WILL OCCUR ON THE SALE OF OUR STOCK

    We have not yet paid any dividends on our class A common stock, and we do not expect to do so in the foreseeable future. We anticipate that all future earnings, if any, generated from operations will be retained to finance the expansion and continued development of our business.

THERE MAY BE NO ACTIVE TRADING MARKET FOR THE WARRANTS

    Before the offering, there has been no established trading market for the warrants. We do not intend to list the warrants on any securities exchange or to seek admission of the warrants for quotation through any automated quotation system. There can be no assurance as to the development or liquidity of any market for the warrants, the ability of the holders of the warrants to sell their warrants or the price at which holders would be able to sell their warrants. The trading price of the warrants depends on the price of our class A common stock, the market for similar securities and other factors, including economic conditions and our financial condition, performance and prospects.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Any statements in this prospectus about our expectations, belief, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often, but not always, made through the use of words or phrases such as "will likely result," "expect," "will continue," "anticipate," "estimate," "intend," "plan," "projection," "would" and "outlook." Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this document. The following

                                       12
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cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this document. Among the key factors that have a direct bearing on our results of operation are:

    - general economic and business conditions;

    - the existence or absence of adverse publicity;

    - changes in, or failure to comply with, government regulations;

    - changes in marketing and technology;

    - changes in political, social and economic conditions, especially with respect to our foreign operations;

    - competition in the telecommunications and internet-related industries;

    - industry capacity;

    - general risks of the telecommunications and internet-related industries;

    - success of acquisition and operating initiatives, including our ability to successfully integrate our acquisitions;

    - changes in business strategy or development plans;

    - management of growth;

    - availability, terms and deployment of capital;

    - construction schedules;

    - costs and other effects of legal and administrative proceedings;

    - dependence on senior management;

    - business abilities and judgments of personnel;

    - availability of qualified personnel; and

    - labor and employee benefit costs.

    These factors and the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us. You should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

    For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see "Risk Factors." You should carefully consider the information set forth under the caption "Risk Factors." In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus might not occur.

                                    BUSINESS

    We provide dedicated fiber optic infrastructure and high-bandwidth internet connectivity for our communications intensive customers. We are a facilities-based provider of technologically advanced, high-bandwidth, fiber optic communications infrastructure to communications carriers and corporate and government customers in the United States and Europe. We have installed and intend to install local intracity networks in major metropolitan markets in the United States and Europe enabling technologically sophisticated organizations to implement the latest data, video, internet and multimedia applications. In addition, we provide co-location, internet connectivity and managed services for electronic commerce and other business-critical internet operations.

    Our company was founded in 1993 and is a Delaware corporation. Our executive offices are located at 360 Hamilton Avenue, White Plains, New York 10601. Our web site is www.mmfn.com. Information on our web site is not incorporated by reference in this prospectus.

RECENT DEVELOPMENTS

    In recent months, we have negotiated with various financing sources to provide us with additional liquidity for our capital expenditure, debt service and working capital requirements and with many of our creditors and vendors to restructure payments owed by us and our subsidiaries to these creditors and vendors. On October 1, 2001, we consummated the following financing transactions:

    - We issued to a group of holders led by Citicorp USA, Inc., as a holder and as administrative agent, $150,000,000 aggregate principal amount of our floating rate guaranteed term notes due 2006 and warrants to purchase up to 203,468,436 shares of our class A common stock at a price per share of approximately $0.54.

    - We sold to David Rockefeller, Stephen A. Garofalo and a trust affiliated with John W. Kluge $180,000,000 aggregate principal amount of our 8.5% senior convertible notes that are convertible into 334,106,729 shares of our class A common stock at a price per share of approximately $0.54. Messrs. Kluge and Rockefeller are directors of our company. Mr. Garofalo is the chairman of our board of directors.

    - We issued to Verizon Investments Inc. $50,000,000 aggregate principal amount of our 8.5% senior secured convertible promissory notes that are convertible into 92,807,425 shares of our class A common stock at a price per share of approximately $0.54.

    - We exchanged $975,281,000 aggregate principal amount of our 6.15% convertible subordinated notes due 2010 held by Verizon for
      (1) $500,000,000 aggregate principal amount of our 6.15% series A convertible subordinated notes due 2010 that are convertible into 166,666,667 shares of our class A common stock at a price per share of $3.00 and (2) $475,281,000 aggregate principal amount of our 6.15% series B convertible subordinated notes due 2010 that are convertible into 27,957,706 shares of our class A common stock at a price per share of $17.00.

    - In connection with the restructuring of amounts owed by our wholly-owned subsidiary, Metromedia Fiber Network Services, Inc., to Bechtel Corporation, Metromedia Fiber Network Services (1) paid Bechtel $9,000,000; (2) issued to Bechtel $89,000,000 aggregate principal amount of its 8.5% senior subordinated convertible promissory notes due
      September 30, 2003 that are convertible into 165,197,215 shares of our class A common stock at a price per share of approximately $0.54 (the aggregate principal amount of the Note issued to Bechtel may be decreased to $79,000,000 or increased to $99,000,000, with the number of shares of Class A common stock issuable upon its conversion adjusted accordingly, as may be reconciled and agreed between Bechtel and us) and (3) issued to Bechtel a warrant to purchase up to 25,000,000 shares of our class A common stock at a price per share of approximately $0.54.

    - We entered into a financing agreement with Metromedia Fiber Network Services and Nortel Networks, Inc. under which Nortel agreed to provide Metromedia Fiber Network Services with $231,036,842 in additional financing and we issued to Nortel a warrant to purchase up to 84,778,516

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      shares of our class A common stock at a price per share of approximately
      $0.54. Metromedia Fiber Network Services paid Nortel $15,000,000 as part of this transaction.

    - We issued 132,690,405 shares of our class A common stock and warrants to purchase up to 22,300,000 shares of our class A common stock at an exercise price per share of approximately $0.54 to several of MFNS's vendors as part of a restructuring of the obligations owed by MFNS to those vendors.

    The warrants and convertible notes issued in the financing transactions are exercisable at any time prior to their respective expiration dates and the convertible notes are convertible at any time prior to their respective maturity dates.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of shares of our class A common stock by the selling stockholders. We may receive cash consideration in connection with the exercise of the warrants. We intend to use any proceeds that we may receive from the exercise of warrants for financing telecommunications networks and for general corporate purposes, including working capital. We will pay all of the costs of this offering other than commissions, fees and discounts of underwriters, brokers, dealers and agents, if any.

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                         DESCRIPTION OF THE SECURITIES

    Our authorized capital stock consists of 2,946,286,022 shares of common stock, par value $0.01 per share, of which 2,404,031,240 shares have been designated as class A common stock and 522,254,782 shares have been designated as class B common stock, and 20,000,000 shares of preferred stock, par value $0.01 per share. As of October 5, 2001, 681,282,482 shares of class A common stock and 67,538,544 shares of class B common stock were issued and outstanding. No shares of preferred stock were outstanding as of that date.

THE WARRANTS

    The following summary description of the warrants sets forth some general terms and provisions of the warrants, but the summary does not purport to be complete and is qualified in all respects by reference to the actual text of the warrants, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

    EXERCISE PERIOD. Warrants to purchase 250,768,436 shares of our class A common stock are exercisable at any time for a period of five years from their initial exercise date. Warrants to purchase 84,778,516 shares of our class A common stock are exercisable at any time for a period of ten years from their initial exercise date.

    EXERCISE PRICE AND OTHER TERMS. Each warrant will entitle the holder thereof to purchase the number of shares of class A common stock specified on the face of the warrant at a price of $0.53875 per share, subject to adjustment in accordance with the anti-dilution and other adjustment provisions referred to below. The holder of any warrant will be able to exercise the warrant by delivering to Metromedia Fiber Network the certificate representing the warrant, the exercise notice properly completed and executed and payment of the aggregate exercise price for the number of shares of class A common stock as to which the warrant is being exercised. The exercise price will be payable at the option of the warrant holder:

    - in cash or by certified or official bank check payable to the order of Metromedia Fiber Network or by wire transfer of immediately available funds to an account designated by us;

    - by delivery to Metromedia Fiber Network of notes issued by us or by one of our subsidiaries, as specified in the applicable warrant, with these notes being credited against the exercise price in an amount equal to the aggregate principal amount of the delivered notes so delivered; or

    - by cashless exercise, pursuant to which the warrant holder will receive the number of shares of class A common stock as is equal to the product of
      (1) the number of shares of class A common stock issuable upon exercise of the warrant being exercised multiplied by (2) a fraction, the numerator of which is the current market value per share of class A common stock at such time minus the exercise price per share of class A common stock at such time, and the denominator of which is the current market value per share of class A common stock, as defined below, at such time.

    The warrants may be exercised at any time in whole or in part at the applicable exercise price until their applicable expiration date, as described above. No fractional shares of our class A common stock will be issued upon the exercise of the warrants. We will pay a cash adjustment instead of fractional shares, except in limited circumstances.

    ADJUSTMENTS. The exercise price and the number of shares of class A common stock purchasable upon the exercise of the warrants will be subject to adjustment upon the occurrence of certain events, including stock splits, reverse stock splits or combinations of the class A common stock, or sale by Metromedia Fiber Network of shares of its class A common stock or other securities convertible into shares of class A common stock at a price below the current market value of the class A common stock. Additionally, an adjustment may be made in the case of a reclassification or exchange of the class A common stock, consolidation or merger of Metromedia Fiber Network with or into another corporation (other than a consolidation or merger in which Metromedia Fiber Network is the surviving corporation) or sale of all or substantially all of the assets of Metromedia Fiber Network in order to enable warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event

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by a holder of the number of shares of class A common stock that might otherwise have been purchased upon the exercise of the warrant.

    CERTIFICATED WARRANTS. The warrants have been issued in certificated form under the applicable warrant agreement.

    TRANSFER, EXCHANGE AND EXERCISE. The warrants may be presented for transfer, exchange or exercise at any time on or prior to their expiration date, at which time the warrants will become wholly void and of no value. If a market for the warrants develops, the holder may sell the warrants instead of exercising them. There can be no assurance, however, that a market for the warrants will develop or continue and Metromedia Fiber Network does not intend to apply for the listing of the warrants on any exchange or automated quotation system. We will impose no service charge for any exercise, exchange or registration of transfer of warrant certificates, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer.

    WARRANT HOLDER NOT A STOCKHOLDER. The warrants will not confer upon holders any voting, dividend or other rights as stockholders of Metromedia Fiber Network.

    CURRENT MARKET VALUE. As used above, "current market value" means, on any date, (1) the average of the daily market prices for each day during the five consecutive trading days ending on the last trading day prior to such date or
(2) if the applicable securities are not publicly traded or are not registered under the Securities Exchange Act of 1934, the fair value of such securities. The market price for each such business day shall be the last sale price on such day as reported in the Consolidated Last Sale Reporting System or as quoted in the National Association of Securities Dealers Automated Quotation System, or if such last sale price is not available, the average of the closing bid and asked prices as reported in either such system, or in any other case the higher bid price quoted for such day as reported by The Wall Street Journal and the National Quotation Bureau pink sheets.

                     U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion summarizes certain United States federal income tax consequences that may be relevant to United States Persons who acquire and hold class A common stock or the warrants as capital assets. The discussion is intended only as a summary and does not purport to be a complete analysis or listing of all potential tax considerations that may be relevant to holders of class A common stock and warrants. The discussion does not include special rules that may apply to some holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers whose functional currency is not the United States dollar, persons holding the class A common stock and warrants as part of a "straddle,' "hedge,' "constructive sale' or "conversion transaction' and investors who are not United States Persons) and does not address the tax consequences under the law of any state, local or foreign jurisdiction. The discussion is based upon currently existing provisions of the Internal Revenue Code of 1986, existing and proposed Treasury regulations under the Internal Revenue Code and current administrative rulings and court decisions, and any change in such provisions, regulations, rulings and/or court decisions could affect the continuing validity of this discussion.

    As used in this prospectus, "United States Person' means a beneficial owner of the class A common stock or warrants who or that (1) is a citizen or resident of the United States, (2) is a corporation, partnership or other entity created or organized in or under the laws of the United States or political subdivision of the United States, (3) is an estate, the income of which is subject to U.S. federal income taxation regardless of its source, (4) is a trust if (A) a U.S. court is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. fiduciaries have authority to control all substantial decisions of the trust or (5) is otherwise subject to U.S. federal income tax on a net income basis in respect of the class A common stock or the warrants.

    THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. THE TAX TREATMENT MAY VARY DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF ACQUIRING, HOLDING AND DISPOSING OF THE CLASS A COMMON STOCK OR THE WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

THE WARRANTS

    An initial holder's tax basis in a warrant will be equal to the fair market value of the warrant on the date the warrant is received. A holder generally will not recognize gain or loss upon the exercise of a warrant for cash (except to the extent cash is received in lieu of fractional shares). Furthermore, a holder's tax basis in the class A common stock received upon the exercise of a warrant will equal the exercise price of the warrants plus the holder's tax basis in the warrant immediately before its exercise. The holding period of class A common stock received upon the exercise of a warrant will begin with and include the date the warrant was exercised.

    If a warrant is not exercised and is allowed to expire, the holder of the warrant will recognize a loss equal to the holder's tax basis in the warrant. The loss will be a long-term or short-term capital loss and will be depending on the holder's holding period for the warrant.

    Although there is no authority directly on point, we believe that a holder of a warrant that acquires shares of our class A common stock through a cashless exercise of a warrant should not recognize gain or loss except with respect to cash, if any, received in lieu of fractional shares. The Internal Revenue Service may argue, however, that the surrender of warrants in payment of the exercise price results in a taxable disposition in which the holder would recognize gain or loss. If the cashless exercise is not treated as a taxable event, the holder's holding period in the shares of our class A common stock received would include the holding period of the warrants exercised (provided the warrants were held as capital assets). If a cashless exercise is treated as a taxable transaction for federal income tax purposes, a holder's holding period in the share of class A common stock received will commence on the day after the cashless exercise. Holders are urged to consult their own tax advisors regarding the treatment of a cashless exercise of a warrant for federal income tax purposes.

    Holders of warrants will recognize capital gain or loss on the sale or taxable exchange of the warrants in an amount equal to the difference between the amount of cash or property received and the holder's tax basis in the warrants. The capital gain or loss will be long-term capital gain or loss if the holder has held the warrants for longer than one year. Net capital gains of individuals are subject to tax at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

    The number of shares of class A common stock receivable upon the exercise of a warrant is subject to adjustment under some circumstances. Under Section 305 of the Internal Revenue Code and the Treasury Regulations promulgated under the Internal Revenue Code, holders of the warrants will be treated as having received a constructive distribution, resulting in ordinary income (subject to a possible dividends-received deduction in the case of corporate stockholders) to the extent of our current and/or accumulated earnings and profits, if, and to the extent that, specific adjustments made in the number of shares of our class A common stock receivable upon the exercise of a warrant increase the proportionate interest of a holder of a warrant in our fully diluted class A common stock, whether or not the holder ever exercises the warrant. Generally, a holder's tax basis in a warrant will be increased by the amount of any constructive dividend received.

THE CLASS A COMMON STOCK

    In general, if you hold class A common stock (including class A common stock into which the warrants have been converted), you will recognize gain or loss upon the sale, exchange or other disposition of the class A common stock measured by the difference between (i) the amount of cash and the fair market value of any property you receive, and (ii) your adjusted basis in the class A common stock. Gain or loss on the disposition of the class A common stock will generally be capital gain or loss, and will be long-term gain or loss, if the shares of class A common stock have been held for more than one year at the time of such disposition.

    Distributions on shares of our class A common stock may constitute dividends and be taxed as ordinary income for federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under federal income tax principles. To the extent that you receive distributions on shares of class A common stock that would otherwise constitute dividends for Federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will first be treated as a non-taxable return of capital reducing your adjusted tax basis in the shares of class A common stock. Any such distributions in excess of your adjusted tax basis in the shares of class A common stock will generally be treated as capital gain.

    A failure to fully adjust the exercise price of the warrants to reflect a stock dividend or other event increasing the proportionate interest of holders of our class A common stock in our earnings and profits or assets could, under
Section 305 of the Code, be deemed to result in the payment of a taxable dividend to the holders of our class A common stock, resulting in possible ordinary income.

BACKUP WITHHOLDING

    Under some circumstances, the failure of a holder of warrants or class A common stock to provide sufficient information to establish that the holder is exempt from the backup withholding provisions of the Internal Revenue Code will subject the holder to backup withholding on the proceeds from a disposition of the warrants. In general, backup withholding applies if a noncorporate holder fails to furnish a correct taxpayer identification number, fails to report dividend and interest income in full, or fails to certify that the holder is not subject to withholding. An individual's taxpayer identification number is the individual's Social Security number. Any amount withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against the holder's federal income tax liability and may entitle the holder to a refund, provided the required information is furnished to the Internal Revenue Service.

    The above summary does not discuss all aspects of federal income taxation that may be relevant to a particular holder of warrants in light of his or her particular circumstances and income tax situation. Each holder of warrants or class A common stock should consult his or her tax advisor as to the specific tax consequences to the holder of the ownership and disposition of the warrants or class A common stock including the application and effect of state, local, foreign and other tax laws, or subsequent revisions of these tax laws.

                            SELLING SECURITY HOLDERS

    We list below the selling stockholders and the number of shares of our class A common stock beneficially owned by each of them prior to the offering covered by this prospectus. All the shares beneficially owned by each selling stockholder set forth below may be sold in this offering. Assuming the sale of all the shares set forth below, including all of the shares subject to the exercise of the warrants offered in the offering, none of the selling stockholders will own any shares of our class A common stock after completion of the offering except as otherwise described below. Some of the shares of our class A common stock listed in this table are subject to the exercise of warrants being offered in the offering and are reflected in the total number of warrants beneficially owned by the applicable selling warrant holder in the table listing warrants beneficially owned below.

                                                              SHARES OF CLASS A COMMON STOCK
                                                                    BENEFICIALLY OWNED
                                                                   PRIOR TO THE OFFERING
                                                              -------------------------------
                                                                               PERCENTAGE OF
SELLING STOCKHOLDERS                                              NUMBER         CLASS (%)
--------------------                                          --------------   --------------
Citicorp USA, Inc...........................................     84,778,516          5.1
Merrill Lynch Global Allocation Fund, Inc...................     70,535,725          4.2
Merrill Lynch Equity/Convertible Series Global Allocation
  Portfolio.................................................      7,799,623        *
Merrill Lynch Variable Series Funds, Inc. (Merrill Lynch
  Global Allocation Focus Fund).............................      4,747,597        *
Merrill Lynch Series Fund, Inc. (Global Allocation Strategy
  Portfolio)................................................      1,695,570        *
John Kluge, Chase Manhattan Bank and Stuart Subotnick,
  Trustees under a Trust Agreement between John W. Kluge, as
  Grantor and John W. Kluge and Manufacturers Hanover Trust
  Company, as Trustees, dated May 30, 1984, as Amended and
  Restated(1)...............................................    312,333,680         21.7
David Rockefeller(2)........................................     46,403,712          3.0
Stephen A. Garofalo(3)......................................      9,280,742          5.9
Bechtel Corporation.........................................    208,758,701         12.5
Nortel Networks Inc.........................................     84,778,516          5.1
Lucent Technologies, Inc....................................     37,465,976          2.2
2source4 BV.................................................        919,257        *
Advanced Fiber, Inc.........................................        556,844        *
Argus Technologies, Inc.....................................      1,403,395        *
Castelrow Limited...........................................        510,441        *
Danella Lines Services Company, Inc.........................      2,645,011        *
Essention, Inc..............................................         73,086        *
Carr Real Estate Services, Inc..............................        466,367        *
McKinstry Co., Inc..........................................        156,612        *
Exelon Infrastructure Services, Inc.........................     13,241,767        *
Feeney Brothers.............................................      1,169,373        *
The Fishel Company..........................................      6,796,799        *
Friedrich Lenz GmbH.........................................        472,158        *
Future Telecom, Inc.........................................      2,443,318        *
Gardiner & Theobald Inc.....................................        325,510        *
Gordon-Prill-Drapes, Inc....................................        214,789        *
Guardsmark, Inc.............................................      1,160,093        *
Hylan Datacom & Electrical, Inc.............................     15,081,206        *
Instalcom Holdings Limited..................................        394,431        *
J&L Technologies Group LLC..................................      1,531,322        *
JJB Network Technologies, Inc...............................        232,018        *
John Burns Construction Company.............................        232,018        *
J. Fletcher Creamer & Son, Inc..............................      1,667,749        *
Kelly Communications Limited................................      3,994,977        *
LAI Construction Services, Inc..............................        232,018        *
Lexent, Inc.................................................     11,183,125        *
Marcey Partners.............................................     10,000,000        *
McNicholas Construction Services Limited....................        840,980        *
McNicholas Plc..............................................        487,239        *
Millennium Communications Group Inc.........................      3,132,250        *
N to N Fiber................................................      2,320,186        *
National Cable Construction.................................        790,607        *
New Basis...................................................      1,055,684        *
Paolini Corp................................................        902,552        *
Quanta Services, Inc........................................      3,399,072        *
Robert E. Lamb, Inc.........................................      1,276,102        *
Structure Tone, Inc.........................................      1,856,148        *
Zellen Associates...........................................        901,616        *

                                                              SHARES OF CLASS A COMMON STOCK
                                                                    BENEFICIALLY OWNED
                                                                   PRIOR TO THE OFFERING
                                                              -------------------------------
                                                                               PERCENTAGE OF
SELLING STOCKHOLDERS                                              NUMBER         CLASS (%)
--------------------                                          --------------   --------------
Hathaway Dinwiddie Construction Company.....................      4,930,364        *
N.V. Heathorn, Inc..........................................        549,584        *
McGrath Steel Co............................................        205,527        *
ThyssenKrupp Elevator Corporation...........................        111,220        *
C.E. Toland & Son...........................................        361,599        *
D. Zelinsky & Sons, Inc.....................................        389,681        *
Pugliese Interior Systems, Inc..............................        297,776        *
Anning Johnson Company......................................        541,051        *
Air Conditioning Company, Inc...............................      1,794,425        *
CMA Fire Protection dba RLH Fire Protection.................        218,496        *
Harmon Ltd..................................................        537,544        *
Sheedy Drayage Co...........................................        100,354        *
Products, Inc. dba Alcal Roofing & Insulation...............        241,285        *
Pribuss Engineering, Inc....................................        419,034        *
Cupertino Electric, Inc.....................................     17,897,526          1.0
American Directional Boring.................................        977,722        *
CCG Facilities Integration Inc..............................        979,668        *
Edwards and Kelcey, Inc.....................................      7,131,508        *
EMCOR Group, Inc............................................     18,130,383          1.1
Fluor Enterprises, Inc......................................        406,032        *
TCI Logistics, Inc..........................................        232,018        *

------------------------

*   Less than one percent.

(1) After giving effect to this offering, and assuming the exercise or conversion of the 700,000 options to purchase shares of our class A or class B common stock beneficially owned by Mr. Kluge and the conversion of the 62,924,096 shares of class B common stock held by Metromedia Company, of which a trust affiliated with Mr. Kluge is a partner, Mr. Kluge would own 3.7% of our Class A common stock. Mr. Kluge is a director of our company. A different trust affiliated with Mr. Kluge is a partner in Metromedia Company, which is a major stockholder of our company. Mr. Kluge is subject to a stockholders agreement with Verizon that restricts his or his affiliates' ability to sell more than 10% of their equity interests in our company before April 1, 2003.

(2) After giving effect to this offering, and assuming that Mr. Rockefeller continues to own beneficially the 3,787,208 shares of our class A common stock beneficially owned by him (of which he disclaims beneficial ownership of 3,246,178 shares) and exercises options to purchase 110,000 shares held by him, Mr. Rockefeller would own 0.2% of our class A common stock.
    Mr. Rockefeller is a director of our company.

(3) After giving effect to this offering, and assuming that Mr. Garofalo continues to own beneficially the 83,137,224 shares of our class A common stock held by him and exercises options to purchase 7,072,378 shares held by him, Mr. Garofalo would own 5.1% of our class A common stock. Mr. Garofalo is the chairman of our board of directors and, from the inception of our company until October 2, 2001, was the chief executive officer of our company. Mr. Garofalo is subject to a stockholders agreement with Verizon that restricts his ability to sell more than 10% of his equity interests in our company before April 1, 2003.

    We list below the selling warrant holders and the number of warrants exercisable for shares of our class A common stock beneficially owned by each of them prior to the offering covered by this prospectus. All the warrants beneficially owned by each selling warrant holder set forth below may be sold in this offering. Assuming the sale of all the warrants set forth below, none of the selling warrant holders will own any warrants exercisable for shares of our class A common stock following completion of the offering except as otherwise described below. The shares of our class A common stock underlying these warrants are included in the total number of shares beneficially owned by the applicable selling stockholder in the table presented above.

                                                              NUMBER OF WARRANTS BENEFICIALLY
SELLING WARRANT HOLDERS                                         OWNED PRIOR TO THE OFFERING
-----------------------                                       -------------------------------
Citicorp USA, Inc...........................................              84,778,516
Merrill Lynch Global Allocation Fund, Inc...................              70,535,725
Merrill Lynch Equity/Convertible Series Global Allocation
  Portfolio.................................................               7,799,623
Merrill Lynch Variable Series Funds, Inc. (Merrill Lynch
  Global Allocation Focus Fund).............................               4,747,597
Merrill Lynch Series Fund, Inc (Global Allocation Strategy
  Portfolio)................................................               1,695,570
John Kluge, Chase Manhattan Bank and Stuart Subotnick,
  Trustees under a Trust Agreement between John W. Kluge, as
  Grantor and John W. Kluge and Manufacturers Hanover Trust
  Company, as Trustees, dated May 30, 1984, as Amended and
  Restated..................................................              33,911,406(1)
Bechtel Corporation.........................................              25,000,000
Nortel Networks Inc.........................................              84,778,516
Lucent Technologies, Inc....................................              10,000,000
Cupertino Electric, Inc.....................................               6,116,427
CCG Facilities Integration Inc..............................               3,030,000
Chesapeake Construction Group, Inc..........................                 779,000
Hathaway Dinwiddie Construction Company.....................               1,097,068
N.V. Heathorn, Inc..........................................                 122,289
McGrath Steel Co............................................                  45,732
ThyssenKrupp Elevator Corporation...........................                  24,748
C.E. Toland & Son...........................................                  80,460
D. Zelinsky & Sons, Inc.....................................                  86,709
Pugliese Interior Systems, Inc..............................                  60,406
Anning Johnson Company......................................                 120,391
Air Conditioning Company, Inc...............................                 399,282
CMA Fire Protection dba RLH Fire Protection.................                  48,618
Harmon Ltd..................................................                 119,610
Sheedy Drayage Co...........................................                  22,330
Products, Inc. dba Alcal Roofing & Insulation...............                  53,689
Pribuss Engineering, Inc....................................                  93,240

------------------------

(1) Mr. Kluge is subject to a stockholders agreement with Verizon that restricts his and his affiliates' ability to sell more than 10% of their equity interests in our company before April 1, 2003.

    The shares of our class A common stock listed above as shares to be sold in the offering consist of shares acquired in our October 2001 private placement offerings and shares issuable upon the exercise of the warrants issued in the private placement offerings and offered in this offering or the conversion of convertible notes acquired by the applicable selling stockholder in the private placement offerings. The warrants listed above as warrants to be sold in the offering consist of warrants acquired in our October 2001 private placement offerings.

    From time to time, we may issue prospectus supplements to reflect certain additional information pertaining to the selling stockholders or the selling warrant holders. This information may include a change in the number of shares of class A common stock or warrants beneficially owned by them, the public offering price of shares or warrants to be sold, the names of any agent, dealer or underwriter employed by selling stockholders or selling warrant holders, or any applicable commission or discount relative to a particular offer.

                              PLAN OF DISTRIBUTION

    The selling stockholders and selling warrant holders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

    Subject to the lock-up arrangements described below, the selling stockholders and selling warrant holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of class A common stock or warrants on any stock exchange, market or trading facility on which any of these securities are traded or in private transactions. Any of these sales may be at fixed or negotiated prices. The selling stockholders and selling warrant holders may use any one or more of the following methods when selling shares or warrants:

    - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

    - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

    - an exchange distribution in accordance with the rules of the applicable exchange;

    - privately negotiated transactions;

    - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

    - through the writing of options;

    - a combination of any such methods of sale; and

    - any other method permitted pursuant to applicable law.

    The selling stockholders and selling warrant holders may also sell shares or warrants under Rule 144 under the Securities Act, if available, rather than under this prospectus.

    Subject to specified exceptions, Metromedia Company and Messrs. Kluge and Garofalo may not sell more than ten percent of the shares of our equity interests owned by any of them until April 1, 2003. In addition, vendors that are selling stockholders may not sell their shares of our class A common stock for the respective periods agreed to by each of them.

    The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

    Broker-dealers engaged by the selling stockholders or the selling warrant holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders or the selling warrant holders, or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The selling stockholders and the selling warrant holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

    The selling stockholders, the selling warrant holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    Because the selling stockholders and the selling warrant holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the U.S. Securities Act of 1933, the selling stockholders and the selling warrant holders will be subject to the prospectus delivery requirements of the U.S. Securities Act of 1933. We have informed the selling stockholders and the selling warrant holders that the anti-manipulative provisions of Regulation M under the U.S. Securities Exchange Act of 1934 may apply to their sales in the market.

    We will pay all fees and expenses incident to the registration of the shares of class A common stock and the warrants, including the selling stockholders' and the selling warrant holders' reasonable expenses in connection with the registration, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals. We have agreed to indemnify the selling stockholders and the selling warrant holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

    Our class A common stock is quoted on The Nasdaq National Market under the symbol "MFNX." We do not intend to list the warrants on any securities exchange or to seek admission of the warrants for quotation through any automated quotation system.

                                 LEGAL MATTERS

    The validity of the class A common stock and the warrants will be passed upon for us by Robert J. Sokota, our general counsel.

                                    EXPERTS

    The consolidated financial statements of Metromedia Fiber Network, Inc. appearing in Metromedia Fiber Network, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of AboveNet Communications Inc. incorporated in this prospectus by reference from the Registration Statement on Form S-4 (Registration No. 333-49684) of Metromedia Fiber Network, Inc. dated January 26, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934 and file annual quarterly and special reports, proxy statements and other information with the SEC. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the securities offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the SEC at the following public reference facilities:

    Public Reference Room        New York Regional Office        Chicago Regional Office
   450 Fifth Street, N.W.              233 Broadway                 Citicorp Center,
          Room 1024              New York, New York 10279        500 West Madison Street
   Washington, D.C. 20549                                              Suite 1400
                                                              Chicago, Illinois 60661-2511

    You may also obtain copies of these reports, proxy statements and information from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

Further information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330.

    The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the SEC. The address of this web site is http://www.sec.gov.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with the SEC into this prospectus. This means that we can disclose important business, financial and other information to you by referring you to another document filed separately by us with the SEC. Information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus or in later filed documents incorporated by reference in this prospectus. The following documents, filed with the SEC, are incorporated by reference and form a part of this prospectus:

    - our Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 30, 2001;

    - our Quarterly Report on Form 10-Q for the three months ended March 31, 2001, filed on May 15, 2001;

    - our Quarterly Report on Form 10-Q for the six months ended June 30, 2001, filed on August 15, 2001;

    - our Current Report on Form 8-K dated October 10, 2001;

    - the financial statements of AboveNet Communications Inc. contained in Amendment No. 2 to our Registration Statement on Form S-4 dated January 26, 2001 (Registration No. 333-49684); and

    - the description of our class A common stock contained in our Registration Statement on Form 8-A, filed on October 17, 1997.

    We also incorporate by reference all documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering.

    You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC's web site or their addresses listed in the section entitled "Where You Can Find More Information." Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in those documents. You may request a copy of documents incorporated by reference in this prospectus by contacting us in writing or by telephone at our principal executive office:

                         Metromedia Fiber Network, Inc.
                              360 Hamilton Avenue
                          White Plains, New York 10601
                         Attention: Investor Relations
                           Telephone: (914) 421-6700

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                                     [LOGO]

                   990,241,383 SHARES OF CLASS A COMMON STOCK
               WARRANTS TO PURCHASE 335,546,952 SHARES OF CLASS A
                                  COMMON STOCK

                              -------------------

                                   PROSPECTUS

                             ----------------------

                                         , 2001

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY OUR COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, OUR SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF OUR COMPANY SINCE THE DATE HEREOF.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following sets forth expenses, other than underwriting fees and commissions, expected to be borne by the registrant in connection with the distribution of the securities being registered:

Securities and Exchange Commission registration fee.........  $167,150
Accounting fees and expenses................................         *
Nasdaq additional listing fee...............................         *
Legal fees and expenses.....................................         *
Miscellaneous expenses......................................         *
                                                              --------
      Total.................................................  $      *

------------------------

*   To be filed by amendment.

    All amounts listed above, except for the SEC registration fee and the Nasdaq listing fee, are estimates. All expenses of the distribution, other than selling discounts, commissions and legal fees and expenses incurred separately by the selling stockholders, will be paid by the registrant.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") (other than an action by or in the right of the corporation) by reason of the fact that this person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by this person in connection with such action, suit or proceeding if this person acted in good faith and in a manner this person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify and any person under such section in connection with a proceeding by or in the right of the corporation to procure judgment in its favor, as provided in the preceding sentence, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action, except that no indemnification shall be made in respect thereof unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that this person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A Delaware corporation must indemnify any person who was successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter in any proceeding, by reason of the fact that this person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by this person in connection therewith. A Delaware corporation may pay for the expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of this director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

    The Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant will indemnify any person, including persons who are not directors or officers of the Registrant, to the extent permitted by Section 145 of the Delaware General Corporation Law.

    Section 102(b)(7) of the Delaware General Corporation Law provides that a Delaware corporation in its articles of incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: for any breach of the director's duty of loyalty to the corporation or its stockholder; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation's capital stock); or for any transaction from which the director derived an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation eliminates the liability of directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or
(iv) for any transaction from which the director derived an improper personal benefit, and provides that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

    The Delaware General Corporation Law permits the purchase of insurance on behalf of directors and officers against any liability asserted against directors and officers and incurred by such persons in their capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify officers and directors against this liability. The Registrant's Amended and Restated Certificate of Incorporation allows the Registrant to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify this person against this expense, liability or loss under the Delaware General Corporation Law. The Registrant has obtained liability coverage, which includes coverage to reimburse the Registrant for amounts required or permitted by law to be paid to indemnify directors and officers.

    The Registrant's Amended and Restated Certificate of Incorporation limits the liability of directors thereof to the extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

    The Registrant's Directors' and Officers' liability insurance policy is designed to reimburse the Registrant for payments made by it pursuant to the foregoing indemnification, This policy has aggregate coverage of $150 million.

    No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, this information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Registrant since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                                          DESCRIPTION
-------                 ------------------------------------------------------------
         3.1            Amended and Restated Certificate of Incorporation of
                        Metromedia Fiber Network, Inc. (incorporated by reference to
                        Exhibit 3.1 of the Company's Registration Statement on Form
                        S-1 (Registration No. 333-33653)).

         3.2            Amended and Restated Bylaws of Metromedia Fiber Network,
                        Inc. (incorporated by reference to Exhibit 3.2 of the Company's Registration Statement on Form S-1 (registration
                        No. 333-33653)).

         4.1            Specimen Class A Common Stock Certificate of Metromedia
                        Fiber Network, Inc. (incorporated by reference to Exhibit
                        4.1 of the Company's Registration Statement on Form S-1
                        (Registration No. 333-33653)).

         4.2 Warrant Agreement, dated as of October 1, 2001, by and between Metromedia Fiber Network, Inc. and the Initial
                        Holders party thereto, including as an exhibit thereto the form of warrant (incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, filed on October 10, 2001).

         4.3            Warrant Agreement, dated as of October 1, 2001, between
                        Metromedia Fiber Network, Inc. and Bechtel Corporation,
                        including as an exhibit thereto the form of warrant
                        (incorporated by reference to Exhibit 10.14 of the Company's
                        Current Report on Form 8-K, filed on October 10, 2001).

         4.4            Warrant Agreement, dated as of September 28, 2001, by and
                        between Metromedia Fiber Network, Inc. and Nortel Networks
                        Inc., including as an exhibit thereto the form of warrant
                        (incorporated by reference to Exhibit 10.17 of the Company's
                        Current Report on Form 8-K, filed on October 10, 2001).

         4.5            First Supplemental Indenture, dated as of September 26,
                        2001, between Metromedia Fiber Network, Inc. and The Bank of
                        New York, as successor to IBJ Schroder Bank & Trust Company
                        (a supplemental indenture regarding the 10% Senior Notes Due
                        2009).

         4.6            First Supplemental Indenture, dated as of September 26,
                        2001, between Metromedia Fiber Network, Inc. and The Bank of
                        New York, as successor to IBJ Schroder Bank & Trust Company
                        (a supplemental indenture regarding the 10% Senior Notes Due
                        2008).

         4.7            Indenture, dated as of October 1, 2001, by and between
                        Metromedia Fiber Network, Inc. and Wilmington Trust Company,
                        as Trustee (including form of 8.5% Senior Secured
                        Convertible Notes Due 2011 of Metromedia Fiber Network, Inc.
                        attached as an exhibit thereto) (incorporated by reference to Exhibit 4.4 of the Company's Current Report on Form 8-K,
                        filed on October 10, 2001).

         4.8            Indenture, dated as of October 1, 2001, by and between
                        Metromedia Fiber Network, Inc. and U.S. Bank Trust National
                        Association, as trustee (including form of 6.15% Series A
                        and 6.15% Series B Convertible Subordinated Notes Due 2010
                        of Metromedia Fiber Network, Inc. attached as an exhibit
                        thereto) (incorporated by reference to Exhibit 4.5 of the
                        Company's Current Report on Form 8-K, filed on October 10,
                        2001).

         5.1* Opinion of Robert J. Sokota regarding the legality of the securities.

        23.1            Consent of Ernst & Young LLP.

        23.2            Consent of Deloitte & Touche LLP

        23.3*           Consent of Robert J. Sokota (contained in Exhibit 5.1).

        24.1            Powers of Attorney (included in the signature pages hereto).

------------------------

*   To be filed by amendment.

ITEM 17.  UNDERTAKINGS

    The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

   (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
    Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer nor controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 10, 2001.

                                                       METROMEDIA FIBER NETWORK, INC.

                                                       By:  /s/ NICHOLAS M. TANZI
                                                            -----------------------------------------
                                                            Name: Nicholas M. Tanzi
                                                            Title: CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each of the undersigned officers and directors of Metromedia Fiber
Network, Inc. constitutes and appoints Mark Spagnolo and Randall R. Lay and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement for the same offering which may be filed under Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to enable the registrant to comply with the Securities Act and all requirements of the United States Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----

               /s/ STEPHEN A. GAROFALO                 Chairman of the Board of
     -------------------------------------------         Directors Director           October 10, 2001
                 Stephen A. Garofalo

                                                       Chief Executive Officer and
                /s/ NICHOLAS M. TANZI                    Director
     -------------------------------------------         (Principal Executive         October 10, 2001
                  Nicholas M. Tanzi                      Officer)

                                                       Senior Vice President and
                 /s/ RANDALL R. LAY                      Chief Financial Officer
     -------------------------------------------         (Principal Financial and     October 9, 2001
                   Randall R. Lay                        Accounting Officer)

                                                       Executive Vice President and
     -------------------------------------------         Director                     October   , 2001
                    Silvia Kessel

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                                                       Director
     -------------------------------------------                                      October   , 2001
                   David A Persing

                  /s/ JOHN W. KLUGE                    Director
     -------------------------------------------                                      October 10, 2001
                    John W. Kluge

                 /s/ JOHN S. CHALSTY                   Director
     -------------------------------------------                                      October 9, 2001
                   John S. Chalsty

                /s/ DAVID ROCKEFELLER                  Director
     -------------------------------------------                                      October 8, 2001
                  David Rockefeller

                                                       Director
     -------------------------------------------                                      October   , 2001
                  Stuart Subotnick

                  /s/ SHERMAN TUAN                     Director
     -------------------------------------------                                      October 9, 2001
                    Sherman Tuan

                  /s/ LEONARD WHITE                    Director
     -------------------------------------------                                      October 10, 2001
                    Leonard White

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                          DESCRIPTION
-------                 ------------------------------------------------------------
         3.1            Amended and Restated Certificate of Incorporation of
                        Metromedia Fiber Network, Inc. (incorporated by reference to
                        Exhibit 3.1 of the Company's Registration Statement on
                        Form S-1 (Registration No. 333-33653)).

         3.2            Amended and Restated Bylaws of Metromedia Fiber Network,
                        Inc. (incorporated by reference to Exhibit 3.2 of the Company's Registration Statement on Form S-1 (registration
                        No. 333-33653)).

         4.1            Specimen Class A Common Stock Certificate of Metromedia
                        Fiber Network, Inc. (incorporated by reference to Exhibit
                        4.1 of the Company's Registration Statement on Form S-1
                        (Registration No. 333-33653)).

         4.2            Warrant Agreement, dated October 1, 2001, by and between
                        Metromedia Fiber Network, Inc. and the Initial Holders party thereto, including as an exhibit thereto the form of warrant
                        (incorporated by reference to Exhibit 10.1 of the Company's
                        Current Report on Form 8-K, filed on October 10, 2001).

         4.3            Warrant Agreement, dated October 1, 2001, between Metromedia
                        Fiber Network, Inc. and Bechtel Corporation, including as an exhibit thereto the form of warrant (incorporated by
                        reference to Exhibit 10.14 of the Company's Current Report on Form 8-K, filed on October 10, 2001).

         4.4            Warrant Agreement, dated September 28, 2001, by and between
                        Metromedia Fiber Network, Inc. and Nortel Networks Inc.,
                        including as an exhibit thereto the form of warrant
                        (incorporated by reference to Exhibit 10.17 of the Company's
                        Current Report on Form 8-K, filed on October 10, 2001).

         4.5            First Supplemental Indenture, dated as of September 26,
                        2001, between Metromedia Fiber Network, Inc. and The Bank of
                        New York, as successor to IBJ Schroder Bank & Trust Company
                        (a supplemental indenture regarding the 10% Senior Notes Due
                        2009).

         4.6            First Supplemental Indenture, dated as of September 26,
                        2001, between Metromedia Fiber Network, Inc. and The Bank of
                        New York, as successor to IBJ Schroder Bank & Trust Company
                        (a supplemental indenture regarding the 10% Senior Notes Due
                        2008).

         4.7            Indenture, dated as of October 1, 2001, by and between
                        Metromedia Fiber Network, Inc. and Wilmington Trust Company,
                        as Trustee (including form of 8.5% Senior Secured
                        Convertible Notes Due 2011 of Metromedia Fiber Network, Inc.
                        attached as an exhibit thereto) (incorporated by reference to Exhibit 4.4 of the Company's Current Report on Form -K,
                        filed on October 10, 2001).

         4.8            Indenture, dated as of October 1, 2001, by and between
                        Metromedia Fiber Network, Inc. and U.S. Bank Trust National
                        Association, as trustee (including form of 6.15% Series A
                        and 6.15% Series B Convertible Subordinated Notes Due 2010
                        of Metromedia Fiber Network, Inc. attached as an exhibit
                        thereto) (incorporated by reference to Exhibit 4.5 of the
                        Company's Current Report on Form 8-K, filed on October 10,
                        2001).

         5.1 Opinion of Robert J. Sokota regarding the legality of the securities.*

        23.1            Consent of Ernst & Young LLP.

        23.2            Consent of Deloitte & Touche LLP

        23.3            Consent of Robert J. Sokota (contained in Exhibit 5.1).*

        24.1            Powers of Attorney (included in the signature pages hereto).

------------------------

*   To be filed by amendment.